Press Release	Source: Left Right Marketing Technology, Inc.

Left Right Marketing Technology Poised to Acquire Crazygrazer.Com

Four-Company Merger Will Enhance Corporation's Technology and Marketing Structure

LAS VEGAS--(BUSINESS WIRE)--March 9, 2004--Greatly strengthening the company's technology and marketing arms, Left Right Marketing Technology, Inc. (OTCBB:LRMK - News) has entered into a binding letter of intent that, when complete, will position the company to acquire the online shopping mall website www.crazygrazer.com. The letter of intent will also integrate StyleWise Interactive, a leading software development and multimedia design firm; Hall Communications, a Nevada-based advertising and public relations firm; and DSLV Lawlor Advertising, a Pasadena-based retail marketing and advertising agency, under the parent corporation.

Uniting the four companies will tremendously enhance the corporation's technological capacities and make available two superior in-house marketing resources, the combination of which will further develop technology and branding for www.crazygrazer.com. The definitive agreement is expected to be executed by April 30.

StyleWise Interactive, which over the past several months has played a critical role in developing software for www.crazygrazer.com, has developed many award-winning websites, numerous e-commerce Internet applications, software solutions and proprietary Internet technologies and protocols. Collectively, StyleWise Interactive, Hall Communications and DSLV Lawlor have marketed leading companies such as AOL, AT&T, Circuit City, Coca-Cola, DirecTV, GE, GoVideo, La-Z-Boy, RCA and Starbucks.

Senior Vice President/COO Mark Newburg said, "We are on course, moving forward with our business strategy. I am very pleased with the strength of the executive team we have assembled, and now this binding letter of intent brings together top-rate companies and the technologies and talent within those companies. We expect this to be extremely beneficial to the corporation as we execute our business strategy."

Forward-Looking Statements: The statements in this press release regarding the Letter of Intent, the Company's future success, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the transactions, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology, Inc.

Paul Speirs, 702-260-9305

Source: Left Right Marketing Technology, Inc.